Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:	Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES BOARD APPOINTMENT
Houston, Texas, July 21, 2008 — Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it has appointed Mr. Edward Grebow to the Company’s Board of Directors. Mr. Grebow’s career spans over 30 years in banking and finance. He currently serves as a Managing Director of J.C. Flowers & Co. LLC where he is responsible for analyzing, negotiating and managing bank, insurance company and other financial company acquisitions. During his career, Mr. Grebow has served as President or Chief Executive Officer of JP Morgan Leasefunding Corp.; Chyron Corporation; ULLICO Inc. and Union Labor Life Insurance Co. Mr. Grebow also served on the board of directors of Chyron Corporation and Panavision Inc., where he had significant interaction with outside public accounting firms. Mr. Grebow was appointed by the Governor of the State of New York and confirmed by the State Senate as a member of the New York State Hospital Review and Planning Council, where he served as a member of the Finance Committee of the Council with responsibility for assessing the financial soundness of hospitals and health care institutions in New York. He holds a BBA degree in Accounting and Finance from George Washington University.
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.
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